Pricing Supplement No. 3036B
To underlying supplement No. 1 dated August 17, 2015,

product supplement B dated July 31, 2015,

prospectus supplement dated July 31, 2015 and

prospectus dated April 27, 2016

Registration Statement No. 333–206013 Rule 424(b)(2)

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplement, product supplement, prospectus supplement and prospectus do not constitute an offer to sell nor do they seek an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated February 2, 2018

Deutsche Bank AG

$     Phoenix Autocallable Securities Linked to the Least Performing of the S&P 500® Index, the EURO STOXX 50® Index, the Market Vectors® Gold Miners ETF and the iShares® MSCI Emerging Markets ETF due May 8, 2019

General
•	The Phoenix Autocallable Securities (the “securities”) are linked to the least performing of the S&P 500® Index, the EURO STOXX 50® Index (each of the S&P® 500 Index and the EURO STOXX 50® Index, an “Index,” and collectively, the “Indices”), the Market Vectors® Gold Miners ETF and the iShares® MSCI Emerging Markets ETF (each of the Market Vectors® Gold Miners ETF and the iShares® MSCI Emerging Markets ETF, a “Fund,” together, the “Funds,” and together with the Indices, the “Underlyings”) and may pay a Contingent Coupon of $9.2083 per $1,000 Face Amount of securities on the relevant monthly Coupon Payment Dates, calculated based on a coupon rate of 11.05% per annum. Investors will receive a Contingent Coupon on a Coupon Payment Date only if the Closing Levels of all the Underlyings on the applicable monthly Observation Date are greater than or equal to their respective Coupon Barriers (equal to 65.00% of their respective Initial Levels). Otherwise, no Contingent Coupon will be payable with respect to that Observation Date. The securities may not pay Contingent Coupons on some or all of the Coupon Payment Dates and, therefore, should not be viewed as conventional debt securities with periodic coupon payments.
•	The securities will not be automatically called during the first six months after the Trade Date. The securities will be automatically called if the Closing Levels of all the Underlyings on any quarterly Observation Date (starting from the sixth Observation Date and ending on the final Observation Date) are greater than or equal to their respective Initial Levels. If the securities are automatically called, investors will receive a cash payment per $1,000 Face Amount of securities on the Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. The securities will cease to be outstanding following an Automatic Call and no Contingent Coupon will accrue or be payable following the Call Settlement Date.
•	A Knock-Out Event will occur if the Closing Level of any Underlying is less than its Knock-Out Level (equal to 65.00% of its Initial Level) on any day from, but excluding, the Trade Date to, and including, the Final Valuation Date. If the securities are not automatically called and a Knock-Out Event has not occurred, investors will receive a cash payment per $1,000 Face Amount of securities at maturity equal to the Face Amount plus the Contingent Coupon otherwise due on such date. However, if the securities are not automatically called, but a Knock-Out Event has occurred, for each $1,000 Face Amount of securities, investors will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the least performing Underlying, which we refer to as the “Laggard Underlying,” is less than its Initial Level. The securities do not pay any dividends and investors should be willing to lose some or all of their investment if the securities are not automatically called, but a Knock-Out Event has occurred. Any payment on the securities is subject to the credit of the Issuer.
•	Senior unsecured obligations of Deutsche Bank AG due May 8, 2019
•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The securities are expected to price on or about February 2, 2018 (the “Trade Date”) and are expected to settle on or about February 7, 2018 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount

Underlyings:	Underlying	Ticker Symbol	Initial Level†	Coupon Barrier / Knock-Out Level†
	The S&P 500® Index	SPX
	The EURO STOXX 50® Index	SX5E
	The Market Vectors® Gold Miners ETF	GDX	$	$
	The iShares® MSCI Emerging Markets ETF	EEM	$	$

† The Initial Level, Coupon Barrier and Knock-Out Level for each Underlying will be determined on the Trade Date.

(Key Terms continued on next page)

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement, page PS–5 of the accompanying prospectus supplement and page 13 of the accompanying prospectus and “Selected Risk Considerations” beginning on page PS–13 of this pricing supplement.

The Issuer’s estimated value of the securities on the Trade Date is approximately $954.50 to $974.50 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on page PS–4 of this pricing supplement for additional information.

By acquiring the securities, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the securities or the conversion of the securities into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the securities. Please see “Resolution Measures and Deemed Agreement” on page PS–5 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$8.125	$991.875
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement. The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $8.125 per $1,000 Face Amount of securities. Deutsche Bank Securities Inc. (“DBSI”) may pay a fee of up to $5.625 per $1,000 Face Amount of securities to CAIS Capital LLC with respect to the securities for which CAIS Capital LLC acts as introducing broker.

The agent for this offering is our affiliate. For more information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

February , 2018	Deutsche Bank Securities

(Key Terms continued from previous page)

Contingent Coupon Feature:

•     If the Closing Levels of all the Underlyings on any Observation Date are greater than or equal to their respective Coupon Barriers, Deutsche Bank AG will pay you the Contingent Coupon per $1,000 Face Amount of securities applicable to such Observation Date on the related Coupon Payment Date.

•     If the Closing Level of any Underlying on any Observation Date is less than its Coupon Barrier, the Contingent Coupon per $1,000 Face Amount of securities applicable to such Observation Date will not be payable and Deutsche Bank AG will not make any payment to you on the related Coupon Payment Date. Non-payment of any Contingent Coupon will also result in the occurrence of a Knock-Out Event as described below.

The Contingent Coupon will be a fixed amount as set forth in the table under “Contingent Coupon” below, calculated based on a coupon rate of 11.05%. If the securities are automatically called prior to the Final Valuation Date, the applicable Contingent Coupon will be paid on the corresponding Call Settlement Date and no further amounts will be paid on the securities.

Coupon Barrier:	For each Underlying, 65.00% of the Initial Level of such Underlying, as set forth in the table under “Underlyings” above
Observation Dates[1,2]:	Quarterly on the dates set forth in the table under “Contingent Coupon” below
Coupon Payment Dates[1,2]:	As set forth in the table under “Contingent Coupon” below. For the final Observation Date, the related Coupon Payment Date will be the Maturity Date.
Contingent Coupon:	The table below sets forth each Observation Date, Coupon Payment Date, Call Settlement Date and Contingent Coupon applicable to such Observation Date.

Observation Date	Coupon Payment Date	Call Settlement Date	Contingent Coupon (per $1,000 Face Amount of Securities)
March 2, 2018	March 7, 2018		$9.2083
April 3, 2018	April 6, 2018		$9.2083
May 2, 2018	May 8, 2018		$9.2083
June 4, 2018	June 7, 2018		$9.2083
July 2, 2018	July 6, 2018		$9.2083
August 2, 2018*	August 7, 2018	August 7, 2018	$9.2083
September 4, 2018	September 7, 2018		$9.2083
October 2, 2018	October 5, 2018		$9.2083
November 2, 2018*	November 7, 2018	November 7, 2018	$9.2083
December 3, 2018	December 6, 2018		$9.2083
January 2, 2019	January 7, 2019		$9.2083
February 4, 2019*	February 7, 2019	February 7, 2019	$9.2083
March 4, 2019	March 7, 2019		$9.2083
April 2, 2019	April 5, 2019		$9.2083
May 2, 2019* (Final Valuation Date)	May 8, 2019 (Maturity Date)	May 8, 2019 (Maturity Date)	$9.2083

* The securities will be automatically called starting from the sixth Observation Date, which is August 2, 2018, and ending on the final Observation Date, which is May 2, 2019. Thus, the earliest expected first Call Settlement Date is August 2, 2018 and the last Call Settlement Date is May 8, 2019.

Automatic Call:	The securities will be automatically called by the Issuer if, on any quarterly Observation Date (starting from the sixth Observation Date and ending on the final Observation Date), the Closing Levels of all the Underlyings are greater than or equal to their respective Initial Levels. If the securities are automatically called, you will receive a cash payment per $1,000 Face Amount of securities on the Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. The securities will cease to be outstanding following an Automatic Call and no Contingent Coupon will accrue or be payable following the Call Settlement Date.
Call Settlement Date[1,2]:	As set forth in the table under “Contingent Coupon” above. For the final Observation Date, the related Call Settlement Date will be the Maturity Date.
Knock-Out Event:	A Knock-Out Event occurs if, on any day during the Monitoring Period, the Closing Level of any Underlying is less than its Knock-Out Level.
Monitoring Period:	The period from, but excluding, the Trade Date to, and including, the Final Valuation Date
Knock-Out Level:	For each Underlying, 65.00% of the Initial Level of such Underlying, as set forth in the table under “Underlyings” above
Payment at Maturity:	If the securities are not automatically called, the payment you will receive at maturity will depend on whether or not a Knock-Out Event has occurred as well as the Final Level of the Laggard Underlying on the Final Valuation Date.

•     If a Knock-Out Event has not occurred (meaning the Closing Level of each Underlying is greater than or equal to its Knock-Out Level on all days during the Monitoring Period), regardless of the Final Level of the Laggard Underlying, you will receive a cash payment per $1,000 Face Amount of securities at maturity equal to the Face Amount plus the Contingent Coupon otherwise due on such date.

•     If a Knock-Out Event has occurred (meaning the Closing Level of any Underlying is less than its Knock-Out Level on at least one day during the Monitoring Period), you will receive a cash payment per $1,000 Face Amount of securities at maturity calculated as follows, plus any Contingent Coupon that may be due on such date:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

If the securities are not automatically called, but a Knock-Out Event has occurred, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose a some or all of your investment at maturity. Any payment at maturity is subject to the credit of the Issuer.

(Key Terms continued on next page)

(Key Terms continued from previous page)
Laggard Underlying:	The Underlying with the lowest Underlying Return. If the calculation agent determines that any two, three or all four of the Underlyings have equal lowest Underlying Returns, then the calculation agent will, in its sole discretion, designate one of such Underlyings as the Laggard Underlying.
Underlying Return:

For each Underlying, the performance of such Underlying from its Initial Level to its Final Level, calculated as follows:

Final Level – Initial Level

Initial Level

The Underlying Return for each Underlying may be positive, zero or negative.

Initial Level:	For each Underlying, the Closing Level of such Underlying on the Trade Date, as set forth in the table under “Underlyings” above
Final Level:	For each Underlying, the Closing Level of such Underlying on the Final Valuation Date
Closing Level:

For each Fund, the closing price of one share of such Fund on the relevant date of calculation multiplied by the then-current Share Adjustment Factor for such Fund, as determined by the calculation agent.

For each Index, the closing level of such Index on the relevant date of calculation.

Share Adjustment Factor:	For each Fund, initially 1.0, subject to adjustment for certain actions affecting such Fund. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.
Trade Date[2]:	February 2, 2018
Settlement Date[2]:	February 7, 2018
Final Valuation Date[1,2]:	May 2, 2019
Maturity Date[1,2]:	May 8, 2019
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	25155MJH5 / US25155MJH51

[1]	Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement. If an Observation Date is postponed, the related Coupon Payment Date and Call Settlement Date, as applicable, will be postponed as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

[2]	In the event that we make any changes to the expected Trade Date or Settlement Date, the Observation Dates (including the Final Valuation Date), Coupon Payment Dates, Call Settlement Date and Maturity Date may be changed so that the stated term of the securities remains the same.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures and Deemed Agreement

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or the “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (the “SRM Regulation”), works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the securities may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the securities, you will be bound by and deemed irrevocably to consent to the provisions set forth in the accompanying prospectus, which we have summarized below.

By acquiring the securities, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the securities may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the securities; (ii) convert the securities into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the securities to another entity, the amendment, modification or variation of the terms and conditions of the securities or the cancellation of the securities. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the securities, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the securities to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “indenture agent”) for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities; and

•	will be deemed irrevocably to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the securities; (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such securities to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the securities as it may be imposed, without any further action or direction on your part or on the part of the trustee or the indenture agents; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measures” section of the accompanying prospectus are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the securities.

This is only a summary, for more information please see the accompanying prospectus dated April 27, 2016, including the risk factors beginning on page 13 of such prospectus.

Additional Terms Specific to the Securities

You should read this pricing supplement together with underlying supplement No. 1 dated August 17, 2015, product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these securities are a part and the prospectus dated April 27, 2016. Delaware Trust Company, which acquired the corporate trust business of Law Debenture Trust Company of New York, is the successor trustee of the securities. When you read the accompanying underlying supplement, product supplement and prospectus supplement, please note that all references in such supplements to the prospectus dated July 31, 2015, or to any sections therein, should refer instead to the accompanying prospectus dated April 27, 2016 or to the corresponding sections of such prospectus, as applicable, unless otherwise specified or the context otherwise requires. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated August 17, 2015:

https://www.sec.gov/Archives/edgar/data/1159508/000095010315006546/crt_dp58829-424b2.pdf

•	Product supplement B dated July 31, 2015:

https://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

•	Prospectus supplement dated July 31, 2015:

https://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus dated April 27, 2016:

https://www.sec.gov/Archives/edgar/data/1159508/000119312516559607/d181910d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities and you will be asked to accept such changes in connection with your purchase of any securities. You may choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples

The tables and hypothetical examples set forth below are for illustrative purposes only. The actual return applicable to a purchaser of the securities will depend on the Closing Levels of the Underlyings on each day during the Monitoring Period and the Observation Dates (including the Final Valuation Date). The following results are based solely on the hypothetical examples cited below. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the tables and hypothetical examples below may have been rounded for ease of analysis and it has been assumed that no event affecting any Fund has occurred during the term of the securities that would cause the calculation agent to adjust its Share Adjustment Factor.

If the securities are automatically called:

The following table illustrates the hypothetical payment due upon an Automatic Call (excluding any Contingent Coupon payment) per $1,000 Face Amount of securities on each of the quarterly Observation Dates (starting from the sixth Observation Date and ending on the final Observation Date).

Observation Date	Potential Call Settlement Date	Hypothetical Payment upon an Automatic Call ($) (per $1,000 Face Amount of securities)
August 2, 2018	August 7, 2018	$1,000.00
November 2, 2018	November 7, 2018	$1,000.00
February 4, 2019	February 7, 2019	$1,000.00
May 2, 2019 (Final Valuation Date)	May 8, 2019 (Maturity Date)	$1,000.00

The securities will not be automatically called during the first six months after the Trade Date. Beginning six months after the Trade Date, if the securities are called on a quarterly Observation Date set forth above, you will receive a cash payment per $1,000 Face Amount of securities on the Call Settlement Date equal to the Face Amount plus any Contingent Coupon that may be due on such date. The securities will cease to be outstanding following an Automatic Call and no Contingent Coupon will accrue or be payable following the Call Settlement Date.

If the securities are not automatically called:

The following table illustrates the hypothetical Payments at Maturity (excluding any Contingent Coupon) per $1,000 Face Amount of securities for a hypothetical range of performances of the Laggard Underlying if the securities are not automatically called.

The hypothetical Payments at Maturity set forth in the table below reflect the Coupon Barrier and Knock-Out Level for each Underlying equal to 65.00% of its Initial Level. The actual Initial Level, Coupon Barrier and Knock-Out Level for each Underlying will be determined on the Trade Date. We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for purposes of calculating the Payment at Maturity.

Hypothetical Underlying Return of the Laggard Underlying (%)	A Knock-Out Event Has Not Occurred		A Knock-Out Event Has Occurred
	Hypothetical Payment at Maturity ($) (excluding any Contingent Coupon)	Hypothetical Return on the Securities (%) (excluding any Contingent Coupon)	Hypothetical Payment at Maturity ($) (excluding any Contingent Coupon)	Hypothetical Return on the Securities (%) (excluding any Contingent Coupon)
100.00%	N/A	N/A	N/A	N/A
90.00%	N/A	N/A	N/A	N/A
80.00%	N/A	N/A	N/A	N/A
70.00%	N/A	N/A	N/A	N/A
60.00%	N/A	N/A	N/A	N/A
50.00%	N/A	N/A	N/A	N/A
40.00%	N/A	N/A	N/A	N/A
30.00%	N/A	N/A	N/A	N/A
20.00%	N/A	N/A	N/A	N/A
10.00%	N/A	N/A	N/A	N/A
0.00%	N/A	N/A	N/A	N/A

-1.00%	$1,000.00	0.00%	$990.00	-1.00%
-10.00%	$1,000.00	0.00%	$900.00	-10.00%
-20.00%	$1,000.00	0.00%	$800.00	-20.00%
-30.00%	$1,000.00	0.00%	$700.00	-30.00%
-35.00%	$1,000.00	0.00%	$650.00	-35.00%
-40.00%	N/A	N/A	$600.00	-40.00%
-50.00%	N/A	N/A	$500.00	-50.00%
-60.00%	N/A	N/A	$400.00	-60.00%
-70.00%	N/A	N/A	$300.00	-70.00%
-80.00%	N/A	N/A	$200.00	-80.00%
-90.00%	N/A	N/A	$100.00	-90.00%
-100.00%	N/A	N/A	$0.00	-100.00%

N/A: Not applicable because (i) the securities will be automatically called if the Final Level of the Laggard Underlying is greater than or equal to its Initial Level or (ii) a Knock-Out Event occurs if the Closing Level of any Underlying is less than its Knock-Out Level on any day during the Monitoring Period, including on the Final Valuation Date.

The following hypothetical examples illustrate how the payments on the securities set forth in the tables immediately above are calculated as well as how the payment of any Contingent Coupons will be determined. The examples below reflect the Contingent Coupon of $9.2083 that may be payable on one or more of the Coupon Payment Dates.

Example 1: The Closing Levels of all the Underlyings are greater than their respective Initial Levels on the first through sixth Observation Dates. Because the securities will not be automatically called during the first six months after the Trade Date, the securities will not be called on the first through fifth Observation Dates. Because the Closing Levels of all the Underlyings on the sixth Observation Date are greater than their respective Initial Levels, the securities are automatically called on the sixth Observation Date and the investor will receive on the Call Settlement Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Levels of all the Underlyings on the first through sixth Observation Dates are greater than their respective Coupon Barriers (equal to 65.00% of their respective Initial Levels), the investor will receive the Contingent Coupon of $9.2083 on the first through fifth Coupon Payment Dates and on the Call Settlement Date. As a result, the investor will receive a total of $1,055.2498 per $1,000 Face Amount of securities over the approximately six months the securities were outstanding before they were automatically called. There are no further payments on the securities.

Example 2: The Closing Levels of all the Underlyings are less than their Initial Levels but greater than their respective Coupon Barriers on the first through eighth Observation Dates and greater than their respective Initial Levels on the ninth Observation Date. Because the Closing Levels of all the Underlyings on the ninth Observation Date are greater than their respective Initial Levels, the securities are automatically called on the ninth Observation Date.  Thus, the investor will receive on the Call Settlement Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Levels of all the Underlyings on the first through ninth Observation Dates are greater than their respective Coupon Barriers, the investor will receive the Contingent Coupon of $9.2083 on the first through eighth Observation Dates and on the Call Settlement Date. As a result, the investor will receive a total of $1,082.8747 per $1,000 Face Amount of securities over the approximately nine months the securities were outstanding before they were automatically called. There are no further payments on the securities.

Example 3: The Closing Level of at least one Underlyings is less than its Coupon Barrier on each Observation Date prior to the final Observation Date, but the Closing Levels of all the Underlyings are greater than their respective Initial Levels on the final Observation Date. Because the Closing Level of at least one Underlying is less than its Initial Level on each quarterly Observation Date (starting from the sixth Observation Date and ending twelfth Observation Date), the securities are not automatically called prior to the final Observation Date. Because the Closing Levels of all the Underlyings on the final Observation Date are greater than their respective Initial Levels, the securities are automatically called on the final Observation Date. Thus, the investor will receive on the Call Settlement Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Levels of all the Underlyings on the final Observation Date are greater than their respective Coupon Barriers, but the Closing Level of at least one Underlying is less than its Coupon Barrier on each of the other Observation Dates, the investor will receive the Contingent Coupon of $9.2083 on the Call Settlement Date, but not on the other Coupon Payment Dates. As a result, the investor will receive a total of $1,009.2083 per $1,000 Face Amount of securities over the approximately one year and three month term of the securities.

Example 4: The Closing Levels of all the Underlyings are less than their Initial Levels but equal to or greater than their respective Coupon Barriers on each Observation Date and a Knock-Out Event has not occurred. The Final Level of the Laggard Underlying is less than its Initial Level, resulting in an Underlying Return of the Laggard Underlying of -20.00%. Because the Closing Level of at least one Underlying is less than its Initial Level on each quarterly Observation Date (starting from the sixth Observation Date and ending on the final Observation Date), the securities are not automatically called. Because the Closing Levels of all the Underlying were greater than their respective Knock-Out Levels on all days during the Monitoring Period, a Knock-Out Event has not occurred. Because a Knock-Out Event has not occurred, the investor will receive on the Maturity Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Levels of all the Underlyings are greater than their respective Coupon Barriers on each Observation Date, the investor will receive the Contingent Coupon on each Coupon Payment Date and on the Maturity Date. As a result, the investor will receive a total of $1,138.1245 per $1,000 Face Amount of securities over the approximately one year and three month term of the securities.

Example 5: The Closing Level of at least one Underlying is less than its Coupon Barrier on each Observation Date  and a Knock-Out Event has occurred. The Final Level of the Laggard Underlying is less than its Initial Level, resulting in an Underlying Return of the Laggard Underlying of -70.00%. Because the Closing Level of at least one Underlying is less than its Initial Level on each quarterly Observation Date (starting from the sixth Observation Date and ending on the final Observation Date), the securities are not automatically called. Because the Closing Level of at least one Underlying was less than its Knock-Out Level on at least one day during the Monitoring Period, a Knock-Out Event has occurred. Because a Knock-Out Event has occurred, the investor will receive on the Maturity Date a cash payment of $300.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon), calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

$1,000 + ($1,000 x -70.00%) = $300.00

Because the Closing Level of at least one Underlying is less than its Coupon Barrier on each Observation Date (including the final Observation Date), the investor will not receive any Contingent Coupon over the entire term of the securities. As a result, the investor will receive only $300.00 per $1,000 Face Amount of securities over the approximately one year and three month term of the securities.

Selected Purchase Considerations

•	THE SECURITIES MAY OFFER A HIGHER, THOUGH CONTINGENT, COUPON THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The securities will pay a Contingent Coupon only if the Closing Levels of all the Underlyings are greater than or equal to their respective Coupon Barriers on the applicable monthly Observation Date. Payment of a Contingent Coupon may result in a higher yield than that received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating, but is subject to the risk that the Closing Level of any Underlying will be less than its Coupon Barrier on an Observation Date and the resulting forfeiture of the Contingent Coupon for that entire period, as well as the risk of losing some or all of your investment if the securities are not automatically called, but a Knock-Out Event has occurred. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	LIMITED PROTECTION AGAINST LOSS — If the securities are not automatically called and a Knock-Out Event has not occurred, you will receive a cash payment per $1,000 Face Amount of securities at maturity equal to the Face Amount plus the Contingent Coupon otherwise due on such date. However, if the securities are not automatically called, but a Knock-Out Event has occurred, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose some or all of your investment in the securities at maturity.

•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — While the original term of the securities is approximately one year and three months, the securities will be automatically called if the Closing Levels of all the Underlyings on any quarterly Observation Date (starting from the sixth Observation Date and ending on the final Observation Date) are greater than or equal to their respective Initial Levels, and you will receive a cash payment per $1,000 Face Amount of securities on the Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. Therefore, the term of the securities could be as short as approximately six months. No Contingent Coupon will accrue or be payable following an Automatic Call. For the avoidance of doubt, the discounts and commissions described on the cover of this pricing supplement will not be rebated or subject to amortization if the securities are automatically called.

•	CONTINGENT COUPONS — Unless the securities are previously automatically called, the Contingent Coupon, if any, will be paid in arrears on the relevant Coupon Payment Date only if the Closing Levels of all the Underlyings on the applicable monthly Observation Date are greater than or equal to their respective Coupon Barriers. If the Closing Level of at least one Underlying on each Observation Date is less than its Coupon Barrier, you will not receive any Contingent Coupons for the entire term of the securities.

•	RETURN LINKED TO THE LEAST PERFORMING OF THE FOUR UNDERLYINGS — The return on the securities, which may be positive, zero or negative, is linked to the least performing of the S&P 500® Index, the EURO STOXX 50® Index, the Market Vectors® Gold Miners ETF and the iShares® MSCI Emerging Markets ETF as described herein. If the securities are not automatically called, the Payment at Maturity you receive, if any, will be determined solely by reference to the performance of the Laggard Underlying.

S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the shares of 500 companies as of a particular time as compared to the aggregate average market value of the shares of 500 similar companies during the base period of the years 1941 through 1943. In addition, as of July 31, 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the S&P 500® Index. This change does not affect securities that were already included in the S&P 500® Index as of July 31, 2017 or any new public company spun off from such a constituent. This is only a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Dow Jones Indices — The S&P U.S. Indices — The S&P 500® Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of the stocks of 50 major companies in the Eurozone. These companies include market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. This is only a summary of the EURO STOXX 50® Index. For more information on the EURO STOXX 50® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The STOXX Indices — The EURO STOXX 50® Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

Market Vectors® Gold Miners ETF

The Market Vectors® Gold Miners ETF is an exchange-traded fund and an investment portfolio of the Market Vectors ETF Trust, a registered investment company. Van Eck Associates Corporation (“Van Eck”) is the investment adviser to the Market Vectors® Gold Miners ETF. The Fund seeks to provide investment results that replicate as closely as possible the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index. The NYSE Arca Gold Miners Index is a modified market capitalization weighted index composed of publicly traded companies worldwide involved primarily in mining for gold and silver ore, representing a diversified blend of small-, mid-, and large-capitalization stocks. The Fund is an exchange traded fund that trades on the NYSE Arca under the ticker symbol “GDX.” The Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the NYSE Arca Gold Miners Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Fund or due to other circumstances. This section is only a summary of the Market Vectors® Gold Miners ETF. For more information on the Market Vectors® Gold Miners ETF, including information concerning calculation methodology and adjustment policy, please see the section entitled “Market Vectors ETF Trust — The Market Vectors® Gold Miners ETF” in the accompanying Underlying Supplement No. 1 dated August 17, 2015.

iShares® MSCI Emerging Markets ETF

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF. The iShares® MSCI Emerging Markets ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the MSCI Emerging Markets IndexSM. The MSCI Emerging Markets IndexSM is designed to measure equity market performance in the global emerging markets. Shares of the iShares® MSCI Emerging Markets ETF trade on NYSE Arca under the ticker symbol “EEM UP.” It is possible that the iShares® MSCI Emerging Markets ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets IndexSM due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the iShares® MSCI Emerging Markets ETF, the fees and expenses of the iShares® MSCI Emerging Markets ETF or due to other circumstances. This is only a summary of the iShares® MSCI Emerging Markets ETF. For more information on the iShares® MSCI Emerging Markets ETF, please see the section entitled “The iShares Exchange Traded Funds — iShares® MSCI Emerging Markets ETF” in the accompanying underlying supplement No. 1 dated August 17, 2015.

•	TAX CONSEQUENCES — Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. In determining our responsibilities for information reporting and withholding, if any, we intend to treat the securities as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your securities. If this treatment is respected, you generally should recognize short-term capital gain or loss on the taxable disposition of your securities (including retirement), unless you have held the securities for more than one year, in which case your gain or loss should be long-term capital gain or loss. However, it is likely that any sales proceeds that are attributable to the next succeeding contingent coupon after it has been fixed will be treated as ordinary income and also possible that any sales proceeds attributable to the next succeeding contingent coupon prior to the time it has been fixed will be treated as ordinary income.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences — ‘FATCA’ Legislation,” it would be prudent to assume that an applicable withholding agent will treat payments in respect of the securities and gross proceeds from any taxable disposition of a security (including retirement) as subject to withholding under FATCA. However, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) from the taxable disposition of a security occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the securities.

The discussions above and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each, an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the securities. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings or in any of the components of the Underlyings. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your investment. The return on the securities at maturity will depend on whether the securities are automatically called and whether a Knock-Out Event has occurred as well as the performance of the Laggard Underlying. If the securities are not automatically called, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date only if a Knock-Out Event has not occurred. However, if the securities are not automatically called, but a Knock-Out Event has occurred, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose some or all of your investment at maturity. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS CONTINGENT COUPONS (IF ANY) AND YOU WILL NOT PARTICIPATE IN ANY INCREASE IN THE PRICES OR LEVELS, AS APPLICABLE, OF THE UNDERLYINGS — The securities will not pay more than the Face Amount plus any Contingent Coupons that may be due for each $1,000 Face Amount of securities. You will not participate in any increase in the prices or levels, as applicable, of any Underlyings even if the Final Levels of all the Underlyings are greater than their respective Initial Levels. The maximum payment upon an Automatic Call or at maturity, as applicable, will be the Face Amount per $1,000 Face Amount of securities (excluding any Contingent Coupons), regardless of any increase in the price or level, as applicable, of any Underlyings, which may be significant.

•	YOU MAY NOT RECEIVE ANY CONTINGENT COUPONS — The securities may not pay Contingent Coupons on some or all of the Coupon Payment Dates and, therefore, should not be viewed as conventional debt securities with periodic coupon payments. If the Closing Level of any Underlying on any Observation Date is less than its respective Coupon Barrier, you will not receive the Contingent Coupon applicable to such Observation Date. If the Closing Level of any Underlying is less than its respective Coupon Barrier on each of the Observation Dates, you will not receive any Contingent Coupons during the entire term of the securities and, therefore, you will not receive a positive return on your investment. Because the Knock-Out Level for each Underlying is the same as its Coupon Barrier, a Knock-Out Event will occur upon non-payment of any Contingent Coupon. Generally, non-payment of Contingent Coupons coincides with a greater risk of losing some or all of your investment in the securities, because the price(s) or level(s), as applicable, of one or more of the Underlyings tend to be lower than their respective Knock-Out Levels, which are equal to their respective Coupon Barriers.

•	REINVESTMENT RISK — If the securities are automatically called, the term of the securities may be reduced to as short as approximately six months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

•	IF THE SECURITIES ARE NOT AUTOMATICALLY CALLED, YOUR PAYMENT AT MATURITY WILL DEPEND ON WHETHER A KNOCK-OUT EVENT HAS OCCURRED AND THE FINAL LEVEL OF THE LAGGARD UNDERLYING — If the securities are not automatically called, the Payment at Maturity will depend on whether a Knock-Out Event has occurred and, if a Knock-Out Event has occurred, the Payment at Maturity will be determined by reference to the Final Level of the Laggard Underlying, in each case without taking into consideration the performance of the other Underlyings.

•	A HIGHER CONTINGENT COUPON OR A LOWER COUPON BARRIER OR KNOCK-OUT LEVEL FOR EACH UNDERLYING MAY REFLECT A GREATER EXPECTED VOLATILITY OF ONE OR MORE OF THE UNDERLYINGS, WHICH IS GENERALLY ASSOCIATED WITH A GREATER RISK OF LOSS — Volatility is a measure of the degree of variation in the trading prices of an asset over a period of time. The greater the expected volatility at the time the terms of the securities are set on the Trade Date, the greater the expectation is at that time that Closing Level of at least one Underlying may be less than its Coupon Barrier on an Observation Date (resulting in a missed Contingent Coupon) or less than its Knock-Out Level on any day during the Monitoring Period (resulting in the occurrence of a Knock-Out Event). In addition, the economic terms of the securities, including the Contingent Coupon, the Coupon Barriers and the Knock-Out Levels, are based, in part, on the expected volatility of the Underlyings at the time the terms of the securities are set on the Trade Date, where higher expected volatility will generally lead to a higher Contingent Coupon or a lower Coupon Barrier or Knock-Out Level for each Underlying. Accordingly, a higher Contingent Coupon as compared with the coupon on our conventional fixed income securities with a similar maturity or the coupon on our other similarly structured securities will generally indicate a greater risk of loss, while a lower Coupon Barrier or Knock-Out Level for each Underlying as compared with otherwise comparable securities does not necessarily indicate that the securities have a greater likelihood of paying Contingent Coupons or returning your investment at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of some or all of your investment at maturity.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The securities are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and, in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

•	THE SECURITIES MAY BE WRITTEN DOWN, BE CONVERTED INTO ORDINARY SHARES OR OTHER INSTRUMENTS OF OWNERSHIP OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations described above under “Resolution Measures and Deemed Agreement,” the securities are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us, which may include: writing down, including to zero, any claim for payment on the securities; converting the securities into ordinary shares of (i) the Issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the securities to another entity, amending, modifying or varying the terms and conditions of the securities or cancelling the securities. The competent resolution authority may apply Resolution Measures individually or in any combination.

The German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”) provides that, in a German insolvency proceeding of the Issuer, certain specifically defined senior unsecured debt instruments would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of the Issuer and be satisfied only if all such other senior unsecured obligations of the Issuer have been paid in full. This prioritization would also be given effect if Resolution Measures are imposed on the Issuer, so that obligations under debt instruments that rank junior in insolvency as described above would be written down or converted into common equity tier 1 instruments before any other senior unsecured obligations of the Issuer are written down or converted. A large portion of our liabilities consist of senior unsecured obligations that either fall outside the statutory definition of debt instruments that rank junior to other senior unsecured obligations according to the Resolution Mechanism Act or are expressly exempted from such definition.

Among those unsecured unsubordinated obligations that are expressly exempted are money market instruments and senior unsecured debt instruments whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment, or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate and is settled by monetary payment. This order of priority introduced by the Resolution Mechanism Act would apply in German insolvency proceedings instituted, or when Resolution Measures are imposed, on or after January 1, 2017 with effect for debt instruments of the Issuer outstanding at that time. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “Structured Debt Securities,” and which do not, referred to herein as the “Non-Structured Debt Securities.” We expect the securities offered herein to be classified as Structured Debt Securities, but the competent regulatory authority or court may classify the securities differently. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the Structured Debt Securities are expected to be among the unsecured unsubordinated obligations that would bear losses after the Non-Structured Debt Securities as described above. Nevertheless, you may lose some or all of your investment in the securities if a Resolution Measure becomes applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool.

By acquiring the securities, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the securities following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the Indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act. Furthermore, because the securities are subject to any Resolution Measure, secondary market trading in the securities may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the securities, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the indenture agents for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

•	INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYINGS OR THE SECURITIES COMPOSING THE UNDERLYINGS — The return on the securities may not reflect the return you would have realized if you had directly invested in the Underlyings or the securities composing the Underlyings. For instance, any Payment at Maturity on the securities is dependent on the performance of the Laggard Underlying, and you will not participate in any potential increase in the price or level, as applicable, of any Underlyings, which could be significant.

•	IF THE PRICES OR LEVELS, AS APPLICABLE, OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the prices or levels, as applicable, of the Underlyings and the securities composing the Underlyings. Changes in the prices or levels, as applicable, of the Underlyings and the securities composing the Underlyings may not result in comparable changes in the value of your securities.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or the securities composing the Underlyings would have.

•	YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE PRICE OR LEVEL, AS APPLICABLE, OF EACH UNDERLYING — Your return on the securities, if any, is not linked to a basket consisting of the Underlyings. Rather, any payment on the securities will be determined by reference to the performance of each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each Underlying. Poor performance by any Underlying over the term of the securities may adversely affect your return on the securities and will not be offset or mitigated by a positive performance by any other Underlying.

•	BECAUSE THE SECURITIES ARE LINKED TO THE LEAST PERFORMING OF THE FOUR UNDERLYINGS, YOU ARE EXPOSED TO A GREATER RISK OF RECEIVING NO CONTINGENT COUPONS OR LOSING SOME OR ALL OF YOUR INVESTMENT THAN IF THE SECURITIES WERE LINKED TO JUST ONE UNDERLYING — The risk that you will not receive any Contingent Coupons and/or lose some or all of your investment in the securities is greater than in substantially similar securities that are linked to the performance of just one of the Underlyings. With four Underlyings, it is more likely that the Closing Level of at least one Underlying will be less than its Knock-Out Level on at least one day during the Monitoring Period (resulting in the occurrence of a Knock-Out Event) and the Closing Level of at least one Underlying will be less than its Coupon Barrier on an Observation Date or its Initial Level on the Final Valuation Date, than if the securities were linked to only one Underlying, and therefore, it is more likely that you will not receive some Contingent Coupons and will receive a Payment at Maturity that is less than your investment. In addition, the performance of the Underlyings may not be correlated. If the performance of the Underlyings is not correlated, or is negatively correlated, the potential for the Closing Level of at least one Underlying to be less than its Knock-Out Level any day during the Monitoring Period or less than its Coupon Barrier on any Observation Date, respectively, is even greater. Although the correlation of the Underlyings’ performance may change over the term of the securities, the Contingent Coupon, Coupon Barriers and Knock-Out Levels are determined, in part, based on the correlation of the Underlyings’ performance at the time when the terms of the securities are finalized. A higher Contingent Coupon or lower Coupon Barrier or Knock-Out Level for each Underlying is generally associated with a lower correlation of the Underlyings, which reflects a greater potential for loss on your investment at maturity.

•	EACH INDEX REFLECTS THE PRICE RETURN OF ITS COMPONENT STOCKS, NOT THEIR TOTAL RETURN INCLUDING ALL DIVIDENDS AND OTHER DISTRIBUTIONS — Each Index reflects the changes in the market prices of its component stocks. Neither Index is, however, a “total return” index, which, in addition to reflecting those price returns, would also reflect the reinvestment of all dividends and other distributions paid on the stocks composing the relevant Index.

•	THE SPONSOR OF EACH INDEX MAY ADJUST THE RELEVANT INDEX IN WAYS THAT AFFECT THE LEVEL OF SUCH INDEX AND HAS NO OBLIGATION TO CONSIDER YOUR INTERESTS — The sponsor of each Index (each, an “Index Sponsor”) is responsible for calculating and maintaining the Index. The Index Sponsor can add, delete or substitute the components of the relevant Index or make other methodological changes that could change the level of such Index. You should realize that the changing of such Index components may affect such Index, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of the relevant Index. Any of these actions could adversely affect the level of such Index and, thus, the value of, and your return on, the securities. The Index Sponsors have no obligation to consider your interests in calculating or revising the relevant Indices.

•	WE ARE ONE OF THE COMPANIES THAT MAKE UP THE EURO STOXX 50® INDEX — We are one of the companies that make up the EURO STOXX 50® Index. To our knowledge, we are not currently affiliated with any of the other companies the equity securities of which are represented in the EURO STOXX 50® Index. As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the equity securities composing the EURO STOXX 50® Index or your securities. None of the other companies represented in the EURO STOXX 50® Index will be involved in this offering in any way. Neither they nor we will have any obligation to consider your interests as a holder of the securities in taking any corporate actions that might affect the value of your securities.

•	THERE ARE RISKS ASSOCIATED WITH INVESTMENTS LINKED TO THE VALUES OF EQUITY SECURITIES ISSUED BY NON-U.S. COMPANIES — The EURO STOXX 50® Index and the Funds include component stocks that are issued by companies incorporated outside of the U.S. Because the component stocks also trade outside the U.S., the securities are subject to the risks associated with non-U.S. securities markets. Generally, non-U.S. securities markets may be less liquid and more volatile than U.S. securities markets and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the level of the EURO STOXX 50® Index and/or the prices of the Funds, and thus, the value of your securities. Furthermore, there are risks associated with investments linked to the values of equity securities issued by non-U.S. companies. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by non-U.S. companies may be adversely affected by political, economic, financial and social factors that may be unique to the particular countries in which the non-U.S. companies are incorporated. These factors include the possibility of recent or future changes in a non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Specifically, the stocks included in the EURO STOXX 50® Index are issued by companies located in countries within the Eurozone, some of which are and have been experiencing economic stress.

•	THE PERFORMANCE OF THE EURO STOXX 50® INDEX WILL NOT BE ADJUSTED FOR CHANGES IN THE EURO RELATIVE TO THE U.S. DOLLAR — The EURO STOXX 50® Index is composed of stocks denominated in euro. Because the level of the EURO STOXX 50® Index is also calculated in euro (and not in U.S. dollars), the performance of the EURO STOXX 50® Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. Therefore, if the euro strengthens or weakens relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in your return on the securities.

•	THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the Funds invest in stocks denominated in foreign currencies but their shares are denominated in U.S. dollars, changes in currency exchange rates may negatively impact a Fund’s return. Of particular importance to currency exchange rate risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rates;

o	political, civil or military unrest;

o	the balance of payments between the countries represented in a Fund and the U.S.; and

o	the extent of governmental surpluses or deficits in the countries represented in a Fund and the U.S.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in such Fund, the U.S. and other countries important to international trade and finance. An investor’s net exposure to currency exchange rate risk will depend on the extent to which the currencies represented in such Fund strengthen or weaken against the U.S. dollar and the relative weight of each currency represented in such Fund. If, taking into account such weighting, the U.S. dollar strengthens against the component currencies as a whole, the price of a Fund will be adversely affected and the value of the securities may be reduced. Additionally, the volatility and/or correlation (including the direction and extent of such correlation) of the exchange rates between the U.S. dollar and the currencies represented in a Fund could adversely affect the value of the securities.

•	THE SECURITIES ARE SUBJECT TO EMERGING MARKETS RISK — The value of the securities is subject to the political and economic risks of emerging market countries by linking to the performance of the iShares® MSCI Emerging Markets ETF. The stocks included in the iShares® MSCI Emerging Markets ETF include stocks of companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. Future political changes may adversely affect the economic conditions of an emerging market nation. Political or economic instability could adversely affect the value of the securities and the amount payable to you at maturity

•	RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES WITH CONCENTRATION IN THE GOLD AND SILVER MINING INDUSTRY —The stocks composing the NYSE Arca Gold Miners Index and that are generally tracked by the Market Vectors® Gold Miners ETF are stocks of companies primarily engaged in the mining of gold and silver ore. The performance of the component securities held by the Market Vectors® Gold Miners ETF may not always correlate with the performance of Gold or Silver as a commodity. In addition, the component securities held by the Market Vectors® Gold Miners ETF may be subject to increased price volatility as they are linked to a single industry and may be more susceptible to economic, market, political or regulatory occurrences affecting that industry. Because the Market Vectors® Gold Miners ETF primarily invests in stocks, American Depositary Receipts (“ADRs”) and Global Depositary Receipts (“GDRs”) of companies that are involved in the gold mining industry, and to a lesser extent the silver mining industry, the component securities held by the Market Vectors® Gold Miners ETF are subject to certain risks associated with such companies. The Market Vectors® Gold Miners ETF measures the performance of shares of gold and silver mining companies and not the spot price of gold or silver specifically.

Gold mining companies are highly dependent on the price of gold and subject to competition pressures that may have a significant effect on their financial condition. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.

Silver mining companies are highly dependent on the price of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Peru, Mexico and China.

•	The Policies of the INVESTMENT ADVISOR OF EACH FUND and Changes that Affect A FUND or ITS Tracked IndEX Could Adversely Affect the Value of the SECURITIES — The policies of the investment advisor of each Fund concerning the calculation of such Fund’s net asset value (“NAV”), additions, deletions or substitutions of securities or other assets or financial measures held by such Fund, substitution of the tracked index of such Fund and the manner in which changes affecting how such tracked index is calculated are reflected in such Fund could adversely affect the price of the shares of such Fund and, therefore, the value of, and your return on, the securities. The value of, and your return on, the securities could also be adversely affected if the investment advisor of an Fund changes these policies, for example, by changing the manner in which such investment advisor calculates such Fund’s NAV, or if such investment advisor discontinues or suspends calculation or publication of such Fund’s NAV, in which case it may become difficult to determine the value of the securities. If events such as these occur or if the Closing Level of a Fund is not available on an Observation Date (including the Final Valuation Date) because of a market disruption event or for any other reason, the calculation agent, in certain circumstances, may determine the Closing Level of such Fund and the Payment at Maturity in a manner it considers appropriate in its sole discretion.

•	The Performance of A FUND, Particularly During Periods of Market Volatility, May Not Match the Performance of ITS Tracked INDEX or ITS NET ASSET VALUE per Share — The performance of a Fund may not match the performances of its tracked index due to a number of factors. For instance, a Fund may not hold all or substantially all of the securities included in its tracked index and the investment advisors of a Fund may invest a portion of such Fund’s assets in securities not included in such Fund’s tracked index. Therefore, the performance of a Fund is generally linked, in part, to assets other than the securities included in its tracked index. Additionally, the performance of a Fund will reflect transaction costs and fees that are not included in the calculation of its tracked index.

In addition, because the shares of a Fund are traded on a securities exchange and are subject to supply and demand, the performance of one share of a Fund may differ from the performance of its tracked index or such Fund’s NAV per share. Furthermore, during periods of market volatility, securities or other assets held by a Fund may become unavailable in the secondary market due to reduced liquidity or suspensions of, or limitations on, trading, making it difficult for market participants to accurately calculate the NAV per share of a Fund and/or create, redeem or hedge shares of a Fund. In such circumstances, the prices at which market participants are willing to buy and sell shares of a Fund may be significantly lower than such Fund’s NAV and the liquidity of the shares of a Fund may be materially and adversely affected. Consequently, the performance of a Fund may deviate significantly from the performance of its tracked index or such Fund’s NAV per share. These circumstances may or may not constitute market disruption events and, in either case, your return on the securities may be determined based on the price of a Fund when it deviates significantly from the performance of its tracked index or such Fund’s NAV per share. If this occurs, the value of, and your return on, the securities may be materially and adversely affected.

•	ANTI-DILUTION PROTECTION IS LIMITED AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — For each Fund, the calculation agent will make adjustments to the relevant Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of such Fund. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of such Fund. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to each Share Adjustment Factor for a Fund or any other terms of the securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to such Fund in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

•	THERE IS NO AFFILIATION BETWEEN THE FUNDS OR THE UNDERLYING STOCK ISSUERS AND US AND WE HAVE NOT PARTICIPATED IN THE PREPARATION OF, OR VERIFIED, ANY INFORMATION ABOUT THE FUNDS OR THE UNDERLYING STOCK ISSUERS — We are not affiliated with the Funds or the issuers of the component stocks held by the Funds or included in their respective tracked indices (such stocks, “Underlying Stocks,” and the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we or our affiliates may currently, or from time to time in the future, engage in business with the Underlying Stock Issuers, including extending loans to, making equity investments in, acting as underwriter in connection with future offerings of the Underlying Stocks by, or providing advisory services (including merger and acquisition advisory services) to, such Underlying Stock Issuers. In the course of this business, we or our affiliates may acquire non-public information about the Underlying Stock Issuers and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the securities, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. Neither the Funds nor any of the Underlying Stock Issuers is involved in this offering in any way and none of them has any obligation of any sort with respect to your securities. A Fund has no obligation to take your interests into consideration for any reason, including when taking any actions that would require the calculation agent to adjust the Share Adjustment Factor for such Fund, which may adversely affect the value of your securities.

•	PAST PERFORMANCE OF THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings over the term of the securities may bear little relation to the historical closing prices or levels, as applicable, of the Underlyings and/or the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlyings or whether the performance of the Underlyings will result in the return of any of your investment.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this pricing supplement is based on the full Face Amount of securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•	THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the prices or levels, as applicable, of the Underlyings have increased since the Trade Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the prices or levels, as applicable, of the Underlyings will affect the value of the securities more than any other single factor, the value of the securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

o	whether the Closing Level of any Underlying on any Observation Date is less than its Coupon Barrier;

o	whether the Closing Level of any Underlying is less than its Knock-Out Level on any day during the Monitoring Period, thereby causing a Knock-Out Event;

o	the expected volatility of the Underlyings;

o	the time remaining to the maturity of the securities;

o	the market prices and dividend rates of the shares of a Fund and the securities composing the Underlyings;

o	the composition of the Underlyings;

o	the occurrence of certain events affecting one or both of the Funds that may or may not require an anti-dilution adjustment;

o	the exchange rates between the U.S. dollar and the non-U.S. currencies that the stocks held by the Fund are traded in;

o	interest rates and yields in the markets generally;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect any of the Underlyings, the Tracked Indices of the Funds or the markets generally;

o	supply and demand for the securities; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the securities, it is possible that their value may decline significantly due to the factors described above even if the prices or levels, as applicable, of the Underlyings remain unchanged from their respective Initial Levels, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the securities to maturity to receive the stated payout from the Issuer.

•	TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We or our affiliates may also engage in trading in instruments linked or related to the Underlyings on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the prices or levels, as applicable, of one or more Underlyings and, therefore, make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. To the extent that we or our affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our or our affiliates’ interests with respect to such products may be adverse to those of the holders of the securities. Introducing competing products into the marketplace in this manner could adversely affect the prices or levels, as applicable, of one or more Underlyings and the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities. Furthermore, because DBSI or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the securities, DBSI or such affiliate may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that DBSI receives for the sale of the securities to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for DBSI to sell the securities to you in addition to any compensation they would receive for the sale of the securities.

•	WE OR OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICES OR LEVELS, AS APPLICABLE, OF THE UNDERLYINGS AND THE VALUE OF THE SECURITIES — We or our affiliates may publish research from time to time on financial markets and other matters that could adversely affect the prices or levels, as applicable, of the Underlyings and the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us or our affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlyings.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Share Adjustment Factor and will be responsible for determining whether a market disruption event has occurred as well as, in some circumstances, the prices or levels related to the Underlyings that affect whether the securities are automatically called, whether Contingent Coupons are paid and whether a Knock-Out Event has occurred. Any determination by the calculation agent could adversely affect the return on the securities.

•	THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, with associated contingent coupons, as described above under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graphs set forth the historical performances of the S&P 500® Index, the EURO STOXX 50® Index, the Market Vectors® Gold Miners ETF and the iShares® MSCI Emerging Markets ETF based on their daily closing prices or levels, as applicable, from January 31, 2013 through January 31, 2018. The closing level of the S&P 500® Index on January 31, 2018 was 2,823.81. The closing level of the EURO STOXX 50® Index on January 31, 2018 was 3,609.29. The closing price of the Market Vectors® Gold Miners ETF on January 31, 2018 was $23.75. The closing price of the iShares® MSCI Emerging Markets ETF on January 31, 2018 was $51.03. Each graph below also indicates by a broken line a hypothetical Coupon Barrier and Knock-Out Level equal to 65.00% of the closing price or level, as applicable, of the relevant Underlying on January 31, 2018. The actual Initial Level, Coupon Barrier and Knock-Out Level for each Underlying will be determined on the Trade Date.

We obtained the historical closing prices and levels of the Underlyings below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical closing prices and levels of the Underlyings should not be taken as an indication of future performance and no assurance can be given as to the Closing Levels of the Underlyings on any day during the Monitoring Period and on the Observation Dates (including the Final Valuation Date). We cannot give you assurance that the performance of the Underlyings will result in the return of any of your investment.

Correlation of the Underlyings

The following graph sets forth the historical performances of the S&P 500® Index, the EURO STOXX 50® Index, the Market Vectors® Gold Miners ETF and the iShares® MSCI Emerging Markets ETF from January 31, 2013 through January 31, 2018, based on the daily closing prices or levels, as applicable, of the Underlyings. For comparison purposes, each Underlying has been normalized to have a closing level of 100.00 on January 31, 2013 by (1) dividing the closing price or level, as applicable, of that Underlying on each day by the closing price or level, as applicable, of that Underlying on January 31, 2013 and (2) multiplying by 100.00. However, due to adjustments made in 2014 to the index tracked by the iShares® MSCI Emerging Markets ETF, the historical performance of the iShares® MSCI Emerging Markets ETF may be of limited value in assessing its anticipated future performance. Please see “Key Risks — Past Performance Of The Underlyings Is No Guide To Future Performance” in this pricing supplement for more information.

We obtained the closing prices and levels used to determine the normalized closing levels set forth below from Bloomberg, without verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance and no assurance can be given as to the Closing Levels of the Underlyings on any day during the Monitoring Period and on the Observation Dates (including the Final Valuation Date). We cannot give you assurance that the performances of the Underlyings will result in the return of any of your investment.

The closer the relationship of the daily returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each Underlying relative to the other Underlyings over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to the others. For additional information, please see “Selected Risk Considerations — Because the securities are linked to the least performing of the four Underlyings, you are exposed to a greater risk of receiving no Contingent Coupons or losing some or all of your investment than if the securities were linked to just one underlying” in this pricing supplement. The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential that a

Knock-Out Event may occur or that the Final Level of at least one of the Underlyings may be less than its Initial Price. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that the price or level, as applicable, of at least one of the Underlyings will decrease. This results in a greater potential for a loss of some or all of your investment at maturity. However, even if two Underlyings have a higher positive correlation, the Closing Level of any of those Underlyings on any day during the Monitoring Period may be less than its Knock-Out Level or the Final Level of any of those Underlyings may be less than its Initial Level, as applicable, as the prices or levels, as applicable, of any of those Underlyings may decrease together.

In addition, for each additional Underlying to which the securities are linked, there is a greater potential for one pair of Underlyings to have low or negative correlation. Therefore, the greater the number of Underlyings, the greater the potential for a loss of some or all of your investment at maturity. We determined the Contingent Coupon, Knock-Out Levels and Coupon Barriers for the securities based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the securities were set. As discussed above, increased risk resulting from lower correlation or from a greater number of underlyings is reflected in a higher Contingent Coupon than would be payable on, or lower Knock-Out Levels or Coupon Barriers for each Underlying than would be offered for, securities linked to fewer underlyings that have a higher degree of correlation.

Supplemental Plan of Distribution (Conflicts of Interest)

DBSI, acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities. DBSI will pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Face Amount of securities and may pay a fee of up to 0.5625% or $5.625 per $1,000 Face Amount of securities to CAIS Capital LLC with respect to the securities for which CAIS Capital LLC acts as introducing broker. Deutsche Bank AG will reimburse DBSI for such custodial fees and fee paid to CAIS Capital LLC.

DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which is expected to be a day that is greater than two business days following the Trade Date. Under Rule 15c6–1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.